Exhibit 28 (j)1 under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-60411) of Federated Total Return Government Bond Fund, and to the incorporation by reference of our report, dated
April 23, 2013, on Federated Total Return Government Bond Fund included in the Annual Report to Shareholders for the fiscal year ended February 28, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2013